EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORPORATION t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

March 27, 2017

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 2 of our report date January 23, 2017, relating to the financial statements of Hiclasst. Inc. as of November 30, 2016, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board